Exhibit 4.1

Description of Registrant’s Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Macquarie Infrastructure Fund, L.P. (the “Fund” or “we,” “us,” or “our”) has four separate classes of limited partnership units (the “Units”), designated as Class I (the “Class I Units”), Class D (the “Class D Units”), Class E Units (the “Class E Units”) and Class S Units (the “Class S Units”) (each a “Class”), three of which are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In this exhibit, references to “we,” “us” and “our” refer only to the Fund and not any of its subsidiaries. As used herein, the terms “Unitholders” or “Investors” refers to holders of Units.

The following description of our Units is a summary of the material terms and provisions that apply to our Units. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our second amended and restated limited partnership agreement, as amended by Amendment No.1 thereto (as may be further amended and restated from time to time, the “Partnership Agreement”) which is filed as an exhibit to the Fund’s Annual Report on Form 10-K (the “Annual Report”) to which this exhibit relates and which is incorporated by reference herein. We encourage you to carefully review the Partnership Agreement for additional information. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report to which this Description of Securities is attached as an exhibit or as defined in the Partnership Agreement, as context requires.

General

There is currently no market for the Units, and we do not expect that a market for these Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase the Units. Unitholders shall be entitled to the same limited liability extended to limited partners of limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq. (the “DRULPA”). Under the Partnership Agreement, Unitholders shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Unitholders shall only have the right to vote on matters as provided in the Partnership Agreement. The Partnership Agreement further provides that the exercise by any Unitholder of any right conferred therein shall not be construed to constitute participation by such Unitholder in the control of the business of the Fund so as to make such Unitholder liable as a general partner for the debts and obligations of the Fund for purposes of the DRULPA. To the fullest extent permitted by law, no Unitholder owes any duty (fiduciary or otherwise) to the Fund or any other Partner as a result of such Unitholder’s status as a Unitholder, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a Unitholder provided for therein or in such Unitholder’s subscription agreement.

Units

Unitholders are not entitled to nominate or vote in the election of the Fund’s directors and, as such, the Fund is not required to file proxy statements or information statements under Section 14 of the Exchange Act except in those limited circumstances where a vote of Unitholders is required under the Partnership Agreement or Delaware law. Further, Unitholders are not able to bring matters before meetings of unitholders or nominate directors at such meeting, nor are they generally able to submit unitholder proposals under Rule 14a-8 of the Exchange Act. Overall responsibility for the Fund’s oversight rests with MIF GP, LLC, the general partner of the Fund (the “General Partner”), subject to certain oversight rights held by the Board of Directors with respect to our periodic reports under the Exchange Act and certain situations involving conflicts of interest.

Certain financial intermediaries through which a Unitholder was placed in the Fund may charge such Unitholder certain upfront selling commissions, placement fees, subscription fees or similar fees (“Subscription Fees”) on Units that are paid by the Unitholder outside of its investment in the Fund and not reflected in the Fund’s net asset value (“NAV”).

Class D Units

Class D Units are expected to bear a monthly fee (the “Distribution and/or Servicing Fee”) in an amount equal (on an annualized basis) to 0.25% of the NAV on Class D Units each month. The Distribution and/or Servicing Fee will be calculated based on NAV as of the end of each month before giving effect to any accruals for the Distribution and/or Servicing Fee, redemptions, if any, for the applicable month and distributions payable on such Units. For the avoidance of doubt, the Distribution and/or Servicing Fees will be payable by the Fund and Unitholders will not be billed separately for payment of the fees.

The Distribution and/or Servicing Fee is allocated to a Unitholder’s representative at the financial intermediary through which such Unitholder was placed in the Fund. Any amounts allocated in accordance with the foregoing sentence will compensate such representative for reporting, administrative and other services provided to a Unitholder by such representative. The receipt of the Distribution and/or Servicing Fee by a Unitholder’s representative will result in a conflict of interest.

Certain financial intermediaries may charge Subscription Fees of up to 1.5% of the NAV on Class D Units sold in the offering. In certain circumstances the Subscription Fees may be paid to Macquarie and reallocated, in whole or in part, to the financial intermediary that placed the applicable Unitholder into the Fund. For the avoidance of doubt, Subscription Fees shall be paid by the applicable Unitholder outside of its investment in the Fund and will not impact the Fund’s NAV.

The Subscription Fees are not payable in respect of any Class D Units sold pursuant to our distribution reinvestment plan.

Class S Units

Class S Units are expected to bear a monthly Distribution and/or Servicing Fee in an amount equal (on an annualized basis) to 0.85% of the NAV on Class S Units each month. The Distribution and/or Servicing Fee will be calculated based on NAV as of the end of each month before giving effect to any accruals for the Distribution and/or Servicing Fee, redemptions, if any, for the applicable month and distributions payable on such Units. For the avoidance of doubt, the Distribution and/or Servicing Fees will be payable by the Fund and Unitholders will not be billed separately for payment of the fees.

The Distribution and/or Servicing Fee is allocated to a Unitholder’s representative at the financial intermediary through which such Unitholder was placed in the Fund. Any amounts allocated in accordance with the foregoing sentence will compensate such representative for reporting, administrative and other services provided to a Unitholder by such representative. The receipt of the Distribution and/or Servicing Fee by a Unitholder’s representative will result in a conflict of interest.

Certain financial intermediaries may charge Subscription Fees of up to 3.5% of the NAV on Class S Units sold in the offering. In certain circumstances the Subscription Fees may be paid to Macquarie and reallocated, in whole or in part, to the financial intermediary that placed the applicable Unitholder into the Fund. For the avoidance of doubt, Subscription Fees shall be paid by the applicable Unitholder outside of its investment in the Fund and will not impact the Fund’s NAV.

The Subscription Fees are not payable in respect of any Class S Units sold pursuant to our distribution reinvestment plan.

Class I Units and Class E Units

Class I Units and Class E Units will not be subject to the Distribution and/or Servicing Fee or Subscription Fees. For the avoidance of doubt, Class E Units are not registered under the Exchange Act.

Distributions

The Fund may declare distributions from time to time. However, the Fund cannot guarantee that it will make distributions, and any distributions the Fund makes will be at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Fund’s distribution rates and payment frequency may vary from time to time.

Investors of record as of the record date will be eligible for distributions declared. The per Unit amount of distributions on each class may differ because different class-specific fees and expenses are deducted from the gross distributions for each class. The NAV of each Unit that an Investor owns will be reduced by the amount of the distributions that the Investor receives in respect of Units. The Fund has adopted an “opt out” distribution reinvestment plan for investors. As a result, in the event of a declared cash distribution, each Unitholder that has not “opted out” of the distribution reinvestment plan will have their distributions automatically reinvested in additional Units rather than receive cash distributions. See “Item 1. Business—Distribution Reinvestment Plan”.

Transfers

Subject to the terms in the Partnership Agreement, Unitholders may, with the consent of the General Partner, transfer part or all their Units, which consent may be subject to certain conditions, including the General Partner’s receipt of 60 calendar days’ notice. The General Partner may refuse such requested transfer for certain reasons, as further described in the Partnership Agreement.

Delaware Law and Certain Provisions of the Partnership Agreement

Organization and Duration

The Fund was formed on June 20, 2025, as a Delaware limited partnership. The Fund will remain in existence until dissolved in accordance with the Partnership Agreement or pursuant to Delaware law. The Partnership Agreement provides that the Fund will be dissolved upon (a) the determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Fund is in the best interests of the Fund, (b) the complete withdrawal or assignment of the General Partner’s interests, or the bankruptcy, dissolution and commencement of winding up of the General Partner, (c) upon (i) certain cause events, including a finding by any court or governmental body of competent jurisdiction that the General Partner or Macquarie Wealth Advisers, LLC , the fund’s investment adviser (the “Adviser”) has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Fund or the ability of the General Partner or the Adviser to perform their respective duties under the terms of the Partnership Agreement or the Advisory Agreement, as the case may be, or (ii) fraud or willful misconduct by the General Partner or the Adviser in connection with the performance of their respective duties under the terms of the Partnership Agreement or the Advisory Agreement, as the case may be, that has a material adverse effect on the business of the Fund, and (iii) the consent by holders in interest of 75% of the outstanding Units to dissolve the Fund, or (d) as required by operation of law.

Purpose

Under our Partnership Agreement, the principal purpose of the Fund is to seek to invest in private equity investments and other Investments in accordance with the investment objectives and policies of the Fund as in effect from time to time, as described elsewhere in the Annual Report and the Partnership Agreement, and to engage in any other lawful activity as the General Partner may from time to time determine.

Amendment to the Partnership Agreement

Except as otherwise required by law or pursuant to the terms of the Partnership Agreement, the Partnership Agreement may be amended in whole or in part with the sole approval of the General Partner; provided that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect in the aggregate on the limited partners of the Fund will require the approval of the Independent Directors, unless such amendment does not become effective until (A) each Unitholder has received written notice of such amendment, including through an Exchange Act report (other than an amendment described in the Partnership Agreement) and (B) any Unitholder objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the General Partner) to present their Units for redemption by the Fund.

Actions Related to Merger, Conversion, Reorganization or Dissolution

The General Partner may in its sole discretion enter into any one or more transactions related to capital or conversion events, including a merger, conversion, consolidation or other reorganization of the Fund and take all actions necessary or desirable to affect any such transactions, as further described in the Partnership Agreement.

Exclusive Delaware Jurisdiction

Any action or proceeding against the parties relating in any way to the Partnership Agreement shall be brought and enforced in the courts of the State of Delaware, and to the extent that subject matter jurisdiction exists, the United States for the District of Delaware.

Fiduciary Duties

The Board of Directors (including the Independent Directors) owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Fund with respect to matters of the Fund that are within the Board of Directors’ authority, as described in the Partnership Agreement.

Indemnification of Directors, Officers, the General Partner and Adviser; Advance of Expenses

As further explained in the Partnership Agreement, and to the fullest extent permitted by law, the Fund will indemnify and hold harmless any of the directors, officers of the Fund, General Partner, Adviser, partnership representative and any of their respective affiliates and any person who serves at the specific request of the General Partner or the Adviser on behalf of the Fund or any other entity (each, a “MIF US Indemnified Party”) for any mistake in judgment or any action or omission required pursuant to the Partnership Agreement, unless such action or inaction by the MIF US Indemnified Party constituted willful misfeasance, bad faith, gross negligence, intentional and material breach of the Partnership Agreement or the Advisory Agreement, a violation of applicable securities laws, or reckless disregard of the duties involved in the conduct of such MIF US Indemnified Party’s office.

The Fund’s indemnification obligations will be satisfied from the Fund’s assets. Subject to the provisions in the Partnership Agreement, the Fund may pay expenses that are incurred by a MIF US Indemnified Party in advance of the final disposition of any action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of an indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized.